Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

SEQUENOM REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

SAN DIEGO—November 9, 2009—Sequenom, Inc. (NASDAQ: SQNM) today reported its financial results for the quarter ended September 30, 2009.

Third Quarter Results
•	Total revenue for the third quarter of 2009 was $9.2 million, compared with $11.6 million for the third quarter of 2008.
•	Cost of product and service revenue for the third quarter of 2009 was $2.7 million, compared with $4.5 million for the third quarter of 2008.
•	Gross margin for the third quarter of 2009 was 71%, compared with 61% for the third quarter of 2008, reflecting higher consumable sales as a percentage of the company’s product sales.
•
Research and development expenses were $8.5 million for the third quarter of 2009, compared with $7.1 million for the same period in the prior year. Research and development expenses for the third quarter of 2009 reflected additional expenses associated with product development, sample collection activities for clinical trials, and expenses associated with the company’s Clinical Laboratory Improvement Amendment (CLIA) certified laboratory.

•
Selling, general and administrative expenses of $12.6 million for the third quarter of 2009 increased from $10.7 million for the third quarter of 2008 as a result of increased legal expenses, higher stock-based compensation expense, higher facilities costs, and expenses associated with the contract sales force for the company’s CLIA laboratory-developed test (LDT) services.

•
Total costs and expenses for the third quarter of 2009 were $24.3 million, compared with $22.3 million for the comparable quarter in 2008. For the three months ended September 30, 2009 and 2008, the company recorded $3.0 million and $2.2 million, respectively, of stock-based compensation expense.

•	Net loss for the third quarter of 2009 was $14.9 million, or $0.24 per share, compared with $10.4 million, or $0.18 per share, for the third quarter of 2008.

Nine-Month Results
•	Revenue for the first nine months of 2009 totaled $27.1 million, compared with $35.0 million for the first nine months of 2008.
•	Cost of product and services revenues for the first nine months of 2009 was $9.2 million, compared with $14.7 million reported for the first nine months of 2008.
•	Gross margin for the first nine months of 2009 was 66%, compared to 58% for the first nine months of 2008.
•
Total costs and expenses for the first nine months of 2009 were $80.2 million, versus $63.5 million for the comparable period in 2008. For the nine months ended September 30, 2009 and 2008, the company recorded $9.2 million and $5.0 million, respectively, of stock-based compensation expense.

•	Net loss for the first nine months of 2009 was $52.6 million, or $0.86 per share, compared with $28.7 million, or $0.57 per share for the comparable period in 2008.

Cash, Cash Equivalents and Available for Sale Securities
As of September 30, 2009, Sequenom had total cash, cash equivalents and short-term marketable securities of $50.1 million and $7.2 million in accounts receivable.

“The previously announced events surrounding our trisomy 21 program have been a major setback for the company. The independent investigation has been concluded and a new senior management team has been put in place. New internal procedures and protocols have been implemented to reduce the likelihood of a reoccurrence of similar problems. We are continuing our efforts to develop and commercialize a broad portfolio of molecular diagnostic tests,” said Harry Hixson, Ph.D., chairman and CEO of Sequenom. “Based upon our strong underlying science and robust intellectual property estate, I believe that Sequenom is uniquely positioned to launch a series of differentiated, potentially first-in-class, molecular diagnostic tests.  Additionally, the management team is pleased with the results from our Genetic Analysis business. We have successfully managed to sequentially grow our revenues since the first quarter in spite of the continuing challenging economic conditions. I am optimistic that we will continue to see growth in the adoption of our MassARRAY systems and the utilization of system consumables into 2010.”

2009 Third Quarter and Recent Highlights

Genetic Analysis

Launch of MassARRAY® Compact 96 System – the company recently launched this new version of the MassARRAY system which addresses the needs of lower throughput laboratories. The new MassARRAY Compact 96 system offers accuracy, sensitivity, and the ability to cost-effectively run fewer samples making this an ideal system for validation of candidate genetic markers in basic research and clinical research laboratories.

Diagnostics Business

Commercial Launch and Future Launch Plans – The company launched the SensiGene™ Cystic Fibrosis (CF) Carrier Screening Test, its first LDT, through its CLIA laboratory in September. The company expects to launch the SensiGene Fetal RHD Genotyping and SensiGene Fetalxy (fetal sex determination) tests late in the first quarter or early in the second quarter of 2010. Details on all these tests may be found at http://www.scmmlab.com.

Sequenom Center for Molecular Medicine (Sequenom CMM) recently received a license to perform clinical laboratory testing in molecular genetics/molecular diagnostics in California. With the addition of this license, Sequenom CMM can now market and sell in 48 of the 50 US States.

The SensiGene CF Carrier Screening Test:

•
This innovative test screens for 103 mutations and five variants, including the 23 mutations recommended by the American College of Medical Genetics (ACMG). This test has been shown to identify each of the 103 mutations and five variants through genomic DNA testing.

•
The test offers superior detection rates and broader ethnic coverage when compared to the standard ACMG 23 recommended mutations panel. Because of the increased difficulty in assigning a single ethnicity to an individual, expanded CF panels can provide increased sensitivity for CF carrier screening for many individuals. A more comprehensive mutation panel is important as 1 in 17 CF carriers may be missed using the standard ACMG 23 CF carrier screening panel.

•	The test employs Sequenom's proprietary MassARRAY system which utilizes direct and label-free analysis of nucleic acids.

Trisomy 21 Test – The company is rigorously evaluating multiple RNA and DNA technologies for use in the development of its trisomy 21 (T21) test.

Clinical Studies – The company is currently sponsoring a number of clinical studies that require prior sample collection.
•	Fetal RHD Genotyping Clinical Studies.
•	Fetal Sex Determination Clinical Studies.
•	T21 Clinical Studies.
o	T21 Research Study.
o	T21 Research & Development Study (CHARMM - Chromosomal Aneuploidies Research to find Maternal Plasma Markers).
o	T21 Verification and Validation Studies.
▪	Obstetrix Verification Study.
▪	Women & Infants Validation Study.

Details on the above studies can be found at http://www.clinicaltrials.gov or at http://www.sequenom.com/clinicalstudies.

Intellectual Property

•
On October 22, 2009, we entered into a Non-Exclusive License and Settlement Agreement with Ibis Biosciences, Inc. related to the settlement of patent infringement litigation filed by us against Ibis Biosciences in the U.S. District Court for the District of Delaware. Under the agreement, Ibis Biosciences has agreed to pay us $1 million within 30 days, and we have agreed to grant Ibis Biosciences and its affiliates, including Abbott Laboratories, a non-exclusive license under the patents involved in the lawsuit and certain pending applications and foreign counterparts.

•
On November 3, 2009, we entered into an amendment of our license agreement with Isis Innovation Limited. Under the amended agreement, we secured continued exclusive, royalty-bearing rights to US Patent 6,258,540 and its foreign equivalents, related to noninvasive analysis of fetal nucleic acid. In consideration of this amendment, we have agreed to revised milestones and to make an immediate one time payment of $1 million, increase royalty payments under the agreement during the final 12 months of the patent term, and increase the specified minimum royalty amounts.

Corporate Updates

Senior Management Update – As announced on September 28, 2009, the company's board of directors appointed chairman of the board Harry F. Hixson, Jr., Ph.D. and director Ronald M. Lindsay, Ph.D. to serve as interim chief executive officer and interim senior vice president of research and development, respectively.

Paul V. Maier has been appointed interim chief financial officer, effective November 10, 2009. Mr. Maier brings financial executive experience in roles from small private companies to Fortune 500 organizations, including nearly 15 years at Ligand Pharmaceuticals as senior vice president and chief financial officer. Prior to Ligand Pharmaceuticals, Mr. Maier spent six years in various management and finance positions at ICN Pharmaceuticals.

Note to Investors
As previously announced, Sequenom will hold a conference call to discuss the third quarter and nine-month financial results today, November 9, 2009, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1-800-299-9086 for domestic callers or 1-617-786-2903 for international callers, and entering passcode 72106407. Those interested in listening to the conference call live via the internet may do so be visiting http://ir.sequenom.com.

About Sequenom Center for Molecular Medicine
In 2008, Sequenom acquired a CAP accredited and CLIA-certified molecular diagnostic laboratory located in Grand Rapids, Mich. and named it the Sequenom Center for Molecular Medicine. Through this laboratory, the company plans to develop and commercialize a full range of cutting-edge diagnostic tests intended for physicians and that focus primarily on women's health. In addition to the recently launched SensiGene Cystic Fibrosis Carrier Screening test, Sequenom CMM is also developing noninvasive prenatal tests using a technology that derives fetal information from a maternal blood sample; the planned menu includes tests for fetal RHD genotyping, Fetalxy (fetal sex determination), and trisomy 21. Other tests may be added later. For more information please visit http://www.scmmlab.com.

About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM®, AttoSense™, SensiGene™, and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements
Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company's efforts to develop, commercialize and launch molecular diagnostic tests, including the Company's SensiGene Fetal RHD genotyping test, SensiGene Fetalxy test and trisomy 21 test, future growth in adoption of the Company's MassARRAY system and utilization of system consumables, the benefits of the Company's MassARRAY Compact 96 system and SensiGene CF Carrier Screening test, and the Company's ongoing and future clinical studies, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the Company's ability to develop and commercialize new technologies and products, particularly new technologies such as genetic analysis platforms, noninvasive prenatal diagnostics and laboratory developed tests, reliance upon the collaborative efforts of other parties, the Company's ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, the ongoing litigation and other risks detailed from time to time in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.
# # #

SEQUENOM, Inc.
Condensed Consolidated Financial Statements - September 2009
(in thousands, except per share data)

Consolidated Summary of Operations - Q3 to September & YTD September

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Product revenues:
Consumables	$5,443	$4,958	$15,363	$14,558
System related	3,671	5,710	10,092	16,911
Services	103	902	1,617	3,450
Research and other	3	-	5	71
Total revenues	9,220	11,570	27,077	34,990

Costs and expenses:
Costs of product and service revenues	2,678	4,528	9,227	14,662
Research and development expenses	8,479	7,083	27,486	18,381
Selling and marketing expenses	5,914	5,860	20,167	17,999
General and administrative expenses	6,724	4,843	21,862	12,464
Restructuring	480	-	1,482	-

Total costs and expenses	24,275	22,314	80,224	63,506

Operating loss	(15,055)	(10,744)	(53,147)	(28,516)

Interest income and other, net	282	476	752	1,020
Loss on marketable securities	-	(100)	(38)	(1,171)

Loss before incomes taxes	(14,773)	(10,368)	(52,433)	(28,667)
Deferred tax expense	(102)	(3)	(176)	(74)
Net loss	$(14,875)	$(10,371)	$(52,609)	$(28,741)

Weighted average shares outstanding, basic and diluted	61,211	59,115	61,123	50,562

Net loss per share, basic and diluted:	$(0.24)	$(0.18)	$(0.86)	$(0.57)

Consolidated Balance Sheet Information

	September 30, 2009	December 31, 2008
Assets:	(unaudited)	(audited)
Cash, cash equivalents and short-term
marketable securities	$50,083	$98,329
Restricted cash	1,416	1,371
Accounts receivable, net	7,182	10,642
Inventories, net	9,858	10,631
Other current assets	3,291	1,311
Total current assets	71,830	122,284
Property, equipment and leasehold
improvements, net	12,467	9,195
Long-term marketable securities	5,710	5,748
Goodwill	10,007	2,398
Other long-term assets	1,928	859
Total assets	$101,942	$140,484

Liabilities and Stockholders' Equity:
Accounts payable	$8,102	$8,321
Accrued expenses	6,661	8,170
Deferred revenue	1,950	1,444
Other current liabilities	398	456
Short-term debt	1,378	647
Total current liabilities	18,489	19,038
Long-term liabilities	6,218	5,233
Stockholders' equity	77,235	116,213
Total liabilities and stockholders' equity	$101,942	$140,484